                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                        (Amendment No. _____________)*

                   Under the Securities Exchange Act of 1934

                                  TyCom Ltd.
                                  ----------
                               (Name of Issuer)

                   Common Shares, Par Value $0.25 Per Share
                   -----------------------------------------
                        (Title of Class of Securities)

                                  G9144B 10 6
                               ----------------
                                (CUSIP Number)

                                Mark H. Swartz
                           Executive Vice President
                            Tyco International Ltd.
                        The Zurich Centre, Second Floor
                               90 Pitts Bay Road
                            Pembroke HM 08, Bermuda
                                (441) 292-8674

                                With copies to:

        Meredith B. Cross, Esq.                                     Fati Sadeghi, Esq.
     Wilmer, Cutler & Pickering                                 Senior Corporate Counsel
         2445 M Street, N.W.                                   Tyco International (US) Inc.
       Washington, D.C.  20037                                       One Tyco Park
          (202) 663-6000                                           Exeter, NH  03833
                                                                    (603) 778-9700

                          --------------------------

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               December 31, 2000

            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No.   G9144B 10 6                                                          Page 2 of 8 Pages
--------------------------------------------------------------------------------------------------------------


1                     NAME OF REPORTING PERSONS  Tyco International Ltd.
                      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)  Not applicable
---------------------------------------------------------------------------------------------------------------

2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                      (a) [_]
                      (b) [X]
---------------------------------------------------------------------------------------------------------------

3                     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------

4                     CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda
---------------------------------------------------------------------------------------------------------------


     NUMBER OF              5  SOLE VOTING POWER
       SHARES                  0
    BENEFICIALLY
      OWNED BY
        EACH
     REPORTING
       PERSON
        WITH
                    -------------------------------------------------------------------------------------------

                            6  SHARED VOTING POWER
                               450,000,000
                    -------------------------------------------------------------------------------------------

                            7  SOLE DISPOSITIVE POWER
                               0
                    -------------------------------------------------------------------------------------------

                            8  SHARED DISPOSITIVE POWER
                               450,000,000
---------------------------------------------------------------------------------------------------------------

9                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      450,000,000
---------------------------------------------------------------------------------------------------------------

10                    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]
---------------------------------------------------------------------------------------------------------------

11                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      87.18%
---------------------------------------------------------------------------------------------------------------

12                    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
---------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No.   G9144B 10 6                                                          Page 3 of 8 Pages
--------------------------------------------------------------------------------------------------------------


1                     NAME OF REPORTING PERSONS  Tyco Delta Limited
                      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)  Not applicable
---------------------------------------------------------------------------------------------------------------

2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                      (a) [_]
                      (b) [X]
---------------------------------------------------------------------------------------------------------------

3                     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------

4                     CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda
---------------------------------------------------------------------------------------------------------------


     NUMBER OF              5  SOLE VOTING POWER
       SHARES                  0
    BENEFICIALLY
      OWNED BY
        EACH
     REPORTING
       PERSON
        WITH
                    -------------------------------------------------------------------------------------------

                            6  SHARED VOTING POWER
                               450,000,000
                    -------------------------------------------------------------------------------------------

                            7  SOLE DISPOSITIVE POWER
                               0
                    -------------------------------------------------------------------------------------------

                            8  SHARED DISPOSITIVE POWER
                               450,000,000
---------------------------------------------------------------------------------------------------------------

9                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      450,000,000
---------------------------------------------------------------------------------------------------------------

10                    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]
---------------------------------------------------------------------------------------------------------------

11                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      87.18%
---------------------------------------------------------------------------------------------------------------

12                    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
---------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No.   G9144B 10 6                                                          Page 4 of 8 Pages
--------------------------------------------------------------------------------------------------------------


1                     NAME OF REPORTING PERSONS  Tyco Omega Limited
                      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)  Not applicable
---------------------------------------------------------------------------------------------------------------

2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                      (a) [_]
                      (b) [X]
---------------------------------------------------------------------------------------------------------------

3                     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------

4                     CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda
---------------------------------------------------------------------------------------------------------------


     NUMBER OF              5  SOLE VOTING POWER
       SHARES                  0
    BENEFICIALLY
      OWNED BY
        EACH
     REPORTING
       PERSON
        WITH
                    -------------------------------------------------------------------------------------------

                            6  SHARED VOTING POWER
                               450,000,000
                    -------------------------------------------------------------------------------------------

                            7  SOLE DISPOSITIVE POWER
                               0
                    -------------------------------------------------------------------------------------------

                            8  SHARED DISPOSITIVE POWER
                               450,000,000
---------------------------------------------------------------------------------------------------------------

9                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      450,000,000
---------------------------------------------------------------------------------------------------------------

10                    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]
---------------------------------------------------------------------------------------------------------------

11                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      87.18%
---------------------------------------------------------------------------------------------------------------

12                    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
---------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G


CUSIP No.    G9144B 10 6                                                         Page 5 of 8 Pages
--------------------------------------------------------------------------------------------------------------


1                     NAME OF REPORTING PERSONS  TGN Holdings, Ltd.
                      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)  Not applicable
---------------------------------------------------------------------------------------------------------------

2                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                      (a) [_]
                      (b) [X]
---------------------------------------------------------------------------------------------------------------

3                     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------

4                     CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda
---------------------------------------------------------------------------------------------------------------


     NUMBER OF              5  SOLE VOTING POWER
       SHARES                  0
    BENEFICIALLY
      OWNED BY
        EACH
     REPORTING
       PERSON
        WITH
                    -------------------------------------------------------------------------------------------

                            6  SHARED VOTING POWER
                               450,000,000
                    -------------------------------------------------------------------------------------------

                            7  SOLE DISPOSITIVE POWER
                               0
                    -------------------------------------------------------------------------------------------

                            8  SHARED DISPOSITIVE POWER
                               450,000,000
---------------------------------------------------------------------------------------------------------------

9                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      450,000,000
---------------------------------------------------------------------------------------------------------------

10                    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [  ]
---------------------------------------------------------------------------------------------------------------

11                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      87.18%
---------------------------------------------------------------------------------------------------------------

12                    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
---------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G

Item 1.   (a)  Name of Issuer:

               TyCom Ltd.

          (b)  Address of Issuer's Principal Executive Offices:

               The Zurich Centre, Second Floor, Suite 201, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda

Item 2.    (a) Names of Persons Filing:

               Tyco International Ltd.
               Tyco Delta Limited
               Tyco Omega Limited
               TGN Holdings, Ltd.

          (b)  Address of Principal Business Office:

               Tyco International Ltd.
               The Zurich Centre, Second Floor
               90 Pitts Bay Road
               Pembroke HM 08, Bermuda

               Tyco Delta Limited
               The Zurich Centre, Second Floor
               90 Pitts Bay Road
               Pembroke HM 08, Bermuda

               Tyco Omega Limited
               The Zurich Centre, Second Floor
               90 Pitts Bay Road
               Pembroke HM 08, Bermuda

               TGN Holdings, Ltd.
               The Zurich Centre, Second Floor
               90 Pitts Bay Road
               Pembroke HM 08, Bermuda

          (c)  Citizenship:

               Tyco International Ltd. - Bermuda
               Tyco Delta Limited - Bermuda
               Tyco Omega Limited - Bermuda
               TGN Holdings, Ltd. - Bermuda

          (d) Title of Class of Securities: Common Shares, par value $0.25 per share ("Common Shares")

          (e)  CUSIP Number: G9144B 10 6

Item 3. If this statement is filed pursuant to (S)(S)240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:



          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
          (c) [ ] Insurance company as defined in section 3(a)(l 9) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ] An investment adviser in accordance with
                  (S)240.13d-l(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with
                  (S)240.13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with
                  (S) 240.13d-1 (b)(1)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j) [ ] Group, in accordance with (S)240.13d-l(b)(1)(ii)(J).

Item 4. Ownership

          (a) Amount beneficially owned:  450,000,000
          (b) Percent of class:  87.18%
          (c) Tyco International Ltd., Tyco Delta Limited, Tyco Omega Limited and TGN Holdings, Ltd. have shared voting and dispositive power as to 450,000,000 shares, representing 87.18% of TyCom's outstanding Common Shares. The total number of shares outstanding is 516,179,600, the number of shares outstanding as of March 27, 2001. None of Tyco International Ltd., Tyco Delta Limited, Tyco Omega Limited and TGN Holdings, Ltd. has sole voting or dispositive power. Tyco Delta Limited is a direct wholly-owned subsidiary of Tyco International Ltd. Tyco Omega Limited is an indirect wholly-owned subsidiary of Tyco International Ltd. and a direct wholly-owned subsidiary of Tyco Delta Limited. TGN Holdings, Ltd. is an indirect wholly-owned subsidiary of Tyco International Ltd. and Tyco Delta Limited and a direct wholly-owned subsidiary of Tyco Omega Limited.

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.  Identification and Classification of Members of the Group

See Exhibit 99.1 to this filing.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certifications

Not applicable.

                                  SIGNATURES



     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                TYCO INTERNATIONAL LTD.

                                        /s/ Mark H. Swartz
                                By:     __________________
Date:  April 11, 2001           Name:   Mark H. Swartz
                                Title:  Executive Vice President and
                                        Chief Financial Officer

                                TYCO DELTA LIMITED

                                        /s/ Byron S. Kalogerou
Date:  April 11, 2001           By:     ______________________
                                Name:   Byron S. Kalogerou
                                Title:  President and Assistant Secretary

                                TYCO OMEGA LIMITED

                                        /s/ Byron S. Kalogerou
Date:  April 11, 2001           By:     ______________________
                                Name:   Byron S. Kalogerou
                                Title:  President and Assistant Secretary

                                TGN HOLDINGS, LTD.

                                        /s/ Byron S. Kalogerou
Date:  April 11, 2001           By:     ______________________
                                Name:   Byron S. Kalogerou
                                Title:  President and Assistant Secretary

                                 EXHIBIT INDEX


Exhibit No.             Description

99.1                    Item 8 Exhibit

99.2                    Agreement of Joint Filing


                                      E-1